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                                                                    EXHIBIT 15.2





Datek Online Holdings Corp.
Jersey City, New Jersey

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Datek Online Holdings Corp. and subsidiaries as of March 31, 2002 and for the three-month periods ended March 31, 2002 and 2001, and, as indicated in our report dated May 14, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in this Joint Proxy Statement/Prospectus on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Joint Proxy Statement/Prospectus on Form S-4 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York
May 14, 2002